Exhibit 99 (d)(12)

AMENDMENT NO. 4 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Galileo Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective August 4, 2005.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW Galileo Large Cap Flexible Growth Fund	0.65%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW GALILEO FUNDS, INC.

/s/ Philip K. Holl	By:	/s/ Alvin R. Albe, Jr.
Secretary		Alvin R. Albe, Jr. President and Chief Executive Officer

	By:	/s/ Michael E. Cahill
Michael E. Cahill Senior Vice President and General Counsel

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Philip K. Holl	By:	/s/ Alvin R. Albe, Jr.
Assistant Secretary		Alvin R. Albe, Jr. President & Chief Executive Officer

	By:	/s/ Michael E. Cahill

Michael E. Cahill Group Managing Director, General Counsel and Secretary

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